SHARE PURCHASE AGREEMENT

[To purchase any of the shares, you must be a resident of one of the following states: California, Colorado, The District of Columbia, Florida, Illinois, Massachusetts, Nevada, New Jersey, New York, Texas, Citizens of other countries are eligible to purchase shares.]

To: World Wide Magic Net, Inc., 320 S. Garfield Ave, Suite 118, Alhambra, California 91801 USA

     Phone (626) 588-3660       Fax:  (626) 588-3655

I have received and had an opportunity to read the Prospectus by which the shares are offered. I represent that I am purchasing for investment.

Signature:_________________________________      ____________________________
                                                            Date

Enclosed is payment for _____________ shares, at $4.00 per share, totaling $__________________.

Register the shares in the following name(s) and amount(s):


Name(s):_________________________________        Number of shares ______________

as (check one):
                   Individual_____           Joint Tenants____        Trust ____
                   Tenants in Common_____    Corporation _____        Other_____

For the person(s) who will be registered shareowner(s):

Mailing Address: _______________________________________________________________
City, State & Zip Code:_________________________________________________________
Telephone Number: Business (     )_____________________ Home: (    )____________
Social Security or Taxpayer ID Number: _________________________________________

     (Please attach any special mailing instructions other than shown above)

            NO SHARE PURCHASE AGREEMENT IS EFFECTIVE UNTIL ACCEPTANCE

(You will be mailed a signed copy of this agreement to retain for your records.)

Subscription accepted by World Wide Magic Net, Inc.:


________________________________      ____________________________
Frank S. Yuan, President                         Date